UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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SOUTHWEST AIRLINES CO.

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On September 24, 2024, Southwest Airlines Co. issued the below press release:

SOUTHWEST AIRLINES RESPONDS TO ELLIOTT MANAGEMENT’S SHAREHOLDER LETTER AND PROVIDES UPDATE ON ENGAGEMENT

DALLAS—Sept. 24, 2024—Southwest Airlines Co. (NYSE: LUV) (the “Company”) today issued a response to Elliott Investment Management L.P.’s (“Elliott”) recent Shareholder letter and provided an update on its engagement with Elliott ahead of the Company’s long-planned Investor Day set for Thursday, September 26:

Elliott Engagement Update

Southwest has made every effort to reach a constructive resolution with Elliott, including over a dozen phone calls with Elliott representatives, several in-person meetings and an offer for Elliott to participate in the Company’s Board refreshment process and understand its views on Southwest’s business and strategy. It’s unfortunate that Elliott has not only completely failed to engage constructively, but today has continued its pattern of launching public ambushes and is seeking to disrupt Southwest’s upcoming Investor Day.

Before even speaking with CEO Bob Jordan or hearing about the Company’s plans, Elliott predetermined its position and has remained entrenched in demanding a supermajority of the Board and immediate CEO change. Since June, members of the Board have met with many investors to solicit candid feedback on Southwest’s strategy and path forward. It is clear Shareholders desire that Southwest engage and seek a compromise with Elliott that is in all Shareholders’ best interests and allows the Company to focus on executing its transformative strategy to move the Southwest forward. The Board has repeatedly sought to do exactly this, but acquiescing to a single Shareholder’s demand for absolute control of the Company is not a compromise.

Recent Board Refreshment

Southwest recently announced the next phase of its Board transformation and invited Elliott’s participation in that process. The Board’s refreshment plans include six retirements in November and Executive Chairman Gary Kelly’s retirement at the 2025 Annual Meeting, the anticipated appointment of four new Directors, and the naming of new Committee Chairs and a new Lead Independent Director. Before announcing these significant steps, members of the Board met with Elliott to propose a resolution framework that included giving due consideration to appointing up to three Elliott candidates to the Board. Elliott itself acknowledged that the announced changes are “unprecedented.”

In response, Elliott has inexplicably refused to allow its candidates to meet with the Board and required them to sign agreements that explicitly prevent them from joining the Board without Elliott’s approval. Further, all of Elliott’s candidates declined or ignored direct invitations to meet with representatives of Southwest’s Nominating and Corporate Governance Committee. The Southwest Board remains willing to consider in good faith Elliott’s Director candidates for appointment to the Board, if Elliott will allow the Board to meet them.

In the meantime, Southwest will continue its Board refreshment to ensure the Board maintains fresh perspectives and strong oversight. The airline has added or appointed eight highly qualified independent Directors over the past three years, including the Company’s newest Directors Rakesh Gangwal, co-founder of India’s largest airline, InterGlobe Aviation (IndiGo) and previous executive at US Airways Group and United Airlines, and Lisa Atherton, president and CEO of Bell. The Company continues to cultivate a strong pipeline of potential candidates who would bring relevant experience to the Southwest Board.

Transformation Plan & Leadership

Southwest is executing a transformational plan including tactical and strategic initiatives that will position the airline to elevate the Customer Experience, improve financial performance and drive sustainable Shareholder value. The Company is hosting its Investor Day in Dallas on Thursday, September 26 when Shareholders will have the opportunity to hear more about these initiatives and Southwest’s plan to restore its industry leading performance. Elliott’s attempt to disrupt the Investor Day and failure to offer any feedback or suggestions on Southwest’s transformational plan reveals that Elliott continues to value public attacks and seizing control of the Company over the airline’s future and all of its Shareholders’ interests.

The Southwest Board strongly believes that CEO Bob Jordan is the right Leader to successfully execute the Company’s robust strategy to transform the airline and deliver sustainable Shareholder value. Any Leadership change amid such a significant transformation would be detrimental to all Shareholders, and handing control of the Board to Elliott and its Director candidates – when Elliott has not articulated any ideas for improving Southwest’s business plan and operations – would present a catastrophic risk to Shareholders.

Special Meeting

For months, Elliott has publicly threatened its intention to call a Special Meeting. In response, Southwest has been taking the necessary preliminary steps, including providing notice to the New York Stock Exchange of potential record dates, so that it is well prepared for all scenarios and can fulfill its special meeting obligations, especially considering it takes several weeks to set a record date under SEC rules. Elliott’s suggestion that Southwest has set “false record dates” as a defensive strategy is untrue and disingenuous; Elliott is well aware that the use of rolling record dates to facilitate efficient and timely Shareholder action is common practice when the timing of an upcoming meeting (particularly a threatened Special Meeting) is unknown. If Elliott submits a request for a Special Meeting, the Board will fulfill its duties to carefully review the request in good faith. Shareholders need not take action at this time.

BofA Securities, Inc. and Morgan Stanley & Co. LLC are acting as financial advisors to Southwest Airlines and Vinson & Elkins L.L.P. and Kirkland & Ellis LLP are acting as legal advisors.

Cautionary Statement Regarding Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”). Specific forward-looking statements include, without limitation, statements related to (i) the Company’s plans with respect to Board refreshment and (ii) the Company’s focus areas, goals, strategies, and initiatives, including with respect to transforming the business, elevating the Customer Experience, improving financial performance, driving sustainable Shareholder value, and restoring industry-leading performance. These forward-looking statements are based on the Company’s current estimates, intentions, beliefs, expectations, goals, strategies, and projections for the future and are not guarantees of future performance. Forward-looking statements involve risks, uncertainties, assumptions, and other factors that are difficult to predict and that could cause actual results to vary materially from those expressed in or indicated by them. Factors include, among others, (i) the impact of fears or actual outbreaks of diseases, extreme or severe weather and natural disasters, actions of competitors, consumer perception, economic conditions, fuel prices, banking conditions, fears or actual acts of terrorism or war, sociodemographic trends, and other factors beyond the Company’s control, on consumer behavior and the Company’s results of operations and business decisions, plans, strategies, and results; (ii) the Company’s ability to timely and effectively implement, transition, operate, and maintain the necessary information technology systems and infrastructure to support its operations and initiatives, including with respect to revenue management; (iii) the cost and effects of the actions of activist Shareholders; (iv) the Company’s ability to obtain and maintain adequate infrastructure and equipment to support its operations and initiatives; (v) the Company’s dependence on The Boeing Company (“Boeing”) and Boeing suppliers with respect to the Company’s aircraft deliveries, fleet and capacity plans, operations, maintenance, strategies, and goals; (vi) the Company’s dependence on the Federal Aviation Administration with respect to safety approvals for the Company’s new cabin layout and the certification of the Boeing MAX 7 aircraft; (vii) the Company’s dependence on other third parties, in particular with respect to its technology plans, its plans and expectations related to revenue management, operational reliability, fuel supply, maintenance, Global Distribution Systems, and the impact on the Company’s operations and results of operations of any third party delays or non-performance; (viii) the Company’s ability to timely and effectively prioritize its initiatives and focus areas and related expenditures; (ix) the impact of governmental regulations and other governmental actions on the Company’s business plans, results, and operations; and (x) other factors, as described in the Company’s filings with the U.S. Securities and Exchange Commission (the “SEC”), including the detailed factors discussed under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, and in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2024.

About Southwest Airlines Co.

Southwest Airlines Co. operates one of the world’s most admired and awarded airlines, offering its one-of-a-kind value and Hospitality at 117 airports across 11 countries. Southwest took flight in 1971 to democratize the sky through friendly, reliable, and low-cost air travel and now carries more air travelers flying nonstop within the United States than any other airline1. Based in Dallas and famous for an Employee-first corporate Culture, Southwest maintains an unprecedented record of no involuntary furloughs or layoffs in its history. By empowering its more than 74,0002 People to deliver unparalleled Hospitality, the maverick airline cherishes a passionate loyalty among more than 137 million Customers carried in 2023. That formula for success has brought industry-leading prosperity and 47 consecutive years3 of profitability for Southwest Shareholders (NYSE: LUV). Southwest leverages a unique legacy and mission to serve communities around the world including harnessing the power of its People and Purpose to put communities at the Heart of its success. Learn more by visiting Southwest.com/citizenship. As the airline with Heart, Southwest has set a goal to work toward achieving net zero carbon emissions by 20504. Southwest has also set near-term targets and a three-pillar strategy to achieve its environmental goals. Learn more by visiting Southwest.com/planet.

[1]	Based on U.S. Dept. of Transportation quarterly Airline Origin & Destination Survey since Q1 2021
[2]	Fulltime-equivalent active Employees
[3]	1973-2019 annual profitability
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Southwest’s net zero by 2050 goal includes Scope 1, Scope 2, and Scope 3 Category 3 emissions only and excludes any emissions associated with non-fuel products and services, such as inflight service items.

Important Additional Information

The Company intends to file a proxy statement and a WHITE proxy card with the SEC in connection with the solicitation of proxies for the Company’s next meeting of Shareholders (whether an Annual or Special Meeting of Shareholders (the “Shareholder Meeting”)). SHAREHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ SUCH PROXY STATEMENT, ACCOMPANYING WHITE PROXY CARD AND ALL OTHER DOCUMENTS FILED WITH, OR FURNISHED TO, THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE SHAREHOLDER MEETING. Shareholders will be able to obtain the Company’s proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC at no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Company’s website at https://www.southwestairlinesinvestorrelations.com/financials/sec-filings.

Participant Information

For participant information, see the Company’s soliciting material filed as “DEFA14A” with the SEC on September 10, 2024 and available here.

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